Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 3 to the Registration Statement (Form S-8 Nos. 333-125175-99, 333-122569-99 and 333-115178-99), pertaining to the Share Incentive Plan of Global Indemnity Group, LLC of our reports dated March 6, 2020, with respect to the consolidated financial statements and schedules of Global Indemnity Limited, and the effectiveness of internal control over financial reporting of Global Indemnity Limited, included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Philadelphia, PA

August 28, 2020